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                                                                     EXHIBIT 4.1

                               CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), dated as of November 5th, 2001, between Kanakaris Wireless, Inc. a Nevada corporation having its principal office at 3303 Harbor Blvd., #F-3, Costa Mesa, CA 92626 (the "Company") and Paul Lemmon, with executive offices located at 106 Main Street, Suite 615, Houlton, Maine 04730 (the "Consultant").

                                     RECITALS

         This Agreement is made with reference to the following facts and circumstances.

         A. The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters in foreign markets as set forth in this Agreement.

         B. The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

                                     AGREEMENT

         In consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

         1.     Engagement.

         1.1 The Company hereby engages the services of the Consultant, as an independent contractor for a period of three months beginning on December 1, 2001 and ending on March 1, 2002 (the "Term"), and the Consultant hereby accepts such engagement, for the purposes set forth in section 1.2.

         1.2 The scope of the services to be rendered by the Consultant to the Company include and are limited to the following:

                  (a) The Consultant shall advise and consult with the Company's board of directors and executive officers regarding the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions in Europe;

                  (b) The Consultant shall consult with the Company regarding an image campaign in foreign markets;

                  (c) The Consultant shall provide consulting services to the Company, consisting of subject proposals and consultation regarding the timing, distribution, preparation and organization of discussions and interviews with members of the financial press, as well as preparing written response to inquiries;

                  (d) The Consultant shall be responsible for coaching the members of the board of management of the Company to prepare them for presentations at press/analyst conferences and one-on-one meetings; this includes rehearsals, preparation of lectures and working through fact lists, which shall be prepared by the Company;

                  (e) The Consultant will attempt to identify potential strategic partners, customers and working relationships in foreign markets;

                  (f) The Consultant will assist the Company with translating the Executive Summary of the Company from English to German;

                  (g) The Consultant shall provide the Company with one (1) round-trip business class air ticket for travel from the United States to Germany;

                  (h) The Consultant shall provide the Company with all intracontinental train and air tickets needed to travel to scheduled meetings during the one week tour;

                  (i) The Consultant shall cover all lodging expenses incurred by the Company during the one-week scheduled tour;





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                  (j) Expenses arising from any additional related functions including but not limited to: printing, advertising, and the contracting of external advisors/consultants, shall be borne by the Company when prior written consent of the Company has been obtained by the Consultant; and

                  (k) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote full time or attention to the engagement. The Company recognizes that the Consultant has numerous clients and engagements, and that this engagement is not exclusive.

         1.3 Notwithstanding any of the services to be performed above, the Consultant is prohibited from rendering, and hereby acknowledges that none of the foregoing consulting services permit or require him to render, services in any way connected to capital raising or promoting, making a market or conditioning the market with respect to the Company's capital stock or any other services or activities that would cause any shares of common stock issuable by the Company as payment of all or part of the Consulting Fee to be ineligible for registration for resale on Form S-8 with the Securities and Exchange Commission.





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         2.     Consulting Fees and Expenses.

         2.1 In consideration of the services to be performed hereunder, the Consultant shall receive the fee of One Hundred Eighty Five Thousand Dollars ($185,000) in cash, common stock of the Company or any combination thereof (the "Consulting Fee") to be paid out according to the dates set forth in Section 2.2 below. The Company shall be permitted to pay all or part of the Consulting Fee, at its option, in cash or in shares of its common stock or any combination thereof. If the Company's common stock is issued, the Consultant shall receive the stock in certificated form and the Company agrees to register for resale with the Securities and Exchange Commission on a registration statement on Form S-8, any shares of common stock issued hereunder as payment of all or part of the Consulting Fee. In connection with the receipt by Consultant of shares of the Company's common stock as payment of all or part of the Consulting Fee, the Consultant agrees to execute, from time to time, one or more of the Company's standard forms of Investment Representation Letter, a copy of which has been delivered to Consultant, and such other instruments as shall be reasonably requested by the Company in connection with the payment of the Consulting Fee in shares of the Company's common stock. Penalties of 1% of the outstanding principal balance per day shall apply if the aforementioned registration statement is not effective within five (5) business days after the payment of any portion of the Consulting Fee in shares of the Company's common stock; provided, that, the Consultant acknowledges that he must, and agrees to, provide to the Company and its counsel the information required to be included in such a registration statement regarding the Consultant. The amount of common stock issuable by the Company as payment of any portion of the Consulting Fee shall be determined by dividing the dollar amount of the Consulting Fee then payable by the average of the two lowest closing prices occurring within five (5) trading days prior to the date on which payment is due.

         2.2 All payments shall be in United States dollars and are due on or before the following dates and in the following amounts:

                  (a) Fifteen Thousand Dollars ($15,000) by November 5, 2001;

                  (b) Eighty Five Thousand Dollars ($85,000) by November 19,
2001;

                  (c) Forty Two Thousand Five Hundred Dollars ($42,500) by January 7, 2002; and

                  (d) Forty Two Thousand Five Hundred Dollars ($42,500) by February 4, 2002.

         2.3 Consultant acknowledges that the first payment of the Consulting Fee has already been made in the amount of Fifteen Thousand Dollars ($15,000) cash and that the services to be rendered under Sections 1.2(g)-(i) are entirely attributable to this sum and that such services are not and shall not be attributable to payments by the Company of the Consulting Fee in shares of its common stock.

         3.     Termination.

         This Agreement may not be terminated during the course of its Term.

         4.     Miscellaneous.





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         4.1 The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. The Consultant is not, by virtue of this Agreement, and shall not for any purpose be deemed to be hereunder, an officer, employee, agent or affiliate of the Company. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an Investment Advisor, as that term is defined by U.S. federal or state laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an Investment Advisor under such laws.

         4.2 The Company hereby agrees to defend, indemnify, and hold the Consultant harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the consulting services provided by the Consultant under Section
1.2 of this Agreement (except to the extent of Consultant's gross negligence in the performance of those services), or from the activities of the Company or any of its shareholders, officers, directors, employees, agents or affiliates, whether such claims are asserted by any governmental agency or any other person. The Consultant hereby agrees to defend, indemnify, and hold the Company and its agents and employees harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from Consultant's gross negligence (or that of any agent or employee of Consultant) in the performance of the consulting services, or any conduct outside the scope of the consulting services, provided by the Consultant under Section 1.2 of this Agreement, whether such claims are asserted by any governmental agency or any other person. These indemnities shall survive termination of this Agreement.

         4.3 This Agreement shall be governed by, and construed in accordance with the laws of the State of California without respect to conflicts of laws principles. The courts of Orange County, California shall have exclusive jurisdiction for any action arising out of or related to this Agreement.

         4.4 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings relating to the subject matter hereof.

         4.5 The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties hereto. This agreement may not be assigned without the prior written consent of the non-assigning party. No person shall be a third party beneficiary of this Agreement except as specifically provided herein.

         4.6 The provisions of this Agreement are severable. If any provisions of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

         4.7 No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Principal Investors, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         4.8 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Telecopies and fax copies of original signature pages shall be deemed to be originally-signed signature pages for all purposes of this Agreement.

                            [signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

THE CONSULTANT:                         THE COMPANY:
Paul Lemmon                             Kanakaris Wireless, Inc.

By    /s/ PAUL LEMMON                   By    /s/ ALEX KANAKARIS
  -------------------------               -------------------------
Name: Paul Lemmon                       Name: Alex Kanakaris
                                        Title: CEO